NUVEEN PREFERRED & INCOME OPPORTUNITIES FUND N-14 8C/A

Exhibit 14

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 27, 2024, with respect to the financial statements and financial highlights of Nuveen Preferred & Income Opportunities Fund and Nuveen Preferred Securities & Income Opportunities Fund, as of July 31, 2024 incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

Chicago, Illinois
June 6, 2025